Exhibit 99.1

Clever Leaves Reports First Quarter 2021 Results

- Q1 2021 Revenue Increased 19% Year-Over-Year -

- Growth in Commercial Partnerships, Certifications, and Successful Initial Shipments Establish
a Solid Foundation for Continued Success -

- Reaffirming Previously Stated 2021 Guidance -

NEW YORK, N.Y., May 17, 2021 – Clever Leaves Holdings Inc. (Nasdaq: CLVR) (“Clever Leaves” or the “Company”), a multinational operator, or MNO, and licensed producer of pharmaceutical-grade cannabinoids, today reported financial and operating results for the first quarter ended March 31, 2021. All financial information is provided in US dollars unless otherwise indicated.

First Quarter 2021 Summary vs. Same Year-Ago Quarter

●	Revenue increased 19% to $3.5 million compared to $2.9 million, primarily attributed to significant growth in cannabinoids revenue.

●	All-in cost per gram of dry flower improved to $0.13 compared to $0.15.

●	Gross profit increased 3% to $2.2 million.

●	Net loss was $13.8 million. Net loss (excluding $4.9 million loss on remeasurement of warrant liability) improved to $8.9 million compared to $10.2 million, with the improvement primarily resulting from a reduction in operating expenses.

●	Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) improved to $(5.4) million compared to $(6.7) million.

“The first quarter reflected continued progress towards our growth objectives that we believe will drive the next stage of our journey to become an industry-leading MNO,” said Kyle Detwiler, CEO of Clever Leaves. “We continued to generate strong year-over-year revenue growth driven by increased cannabinoid shipments and improvements across key operating metrics, including adjusted EBITDA. In addition, we inked partnership deals with major pharmaceutical companies, such as Ethypharm in Germany, and received a record-level export quota from Colombia, representing approximately 18% of the world’s allocation. This strengthens our confidence in the future as we continue to prove the export process with initial shipments into our target markets globally.

“We also continued to realize cost efficiencies and prioritize the successful attainment of essential government certifications. Even as we worked to ramp our Portuguese operations, our all-in cost of dry flower for the quarter remained well below our industry peer group average at $0.13 per gram. Our continued and improving cost leadership shows the potential of our global supply chain opportunity for being a scale supplier of pharmaceutical-grade cannabinoids. To date, we have already made significant progress in Portugal, as we achieved GACP certification of our Portuguese operations in the first quarter of 2021 and generated our first revenues out of the country in April 2021. As regulatory reforms continue to progress throughout the developed world, we remain confident in our position to leverage the infrastructure of shipping agreements, certifications, and strategic partnerships that we have meticulously cultivated around the world.

“Charting our path to success, we established a partnership with the European pharmaceutical company, Ethypharm, to enable our entry into the strictly regulated German market. We have also continued to expand our distribution footprint in Latin America, and we will continue to nurture these significant relationships in the coming months.

“We are encouraged by the progress we have made thus far, while recognizing that it will be a gradual journey to realizing the full economic potential of our operating model. Though the pace of global regulatory developments remains uneven, the underlying long-term opportunity for our business remains strong. We will continue to execute with maximum efficiency in our existing markets and reinforce the foundation for our continued expansion efforts around the globe. I could not be prouder of the hard work and accomplishments the team has achieved thus far and I am most enthusiastic about what lies ahead for the rest of 2021 and beyond.”

First Quarter 2021 Financial Results

Revenue in the first quarter of 2021 increased 19% to $3.5 million compared to $2.9 million for the same period in 2020. This was primarily driven by continued significant growth in cannabinoid sales, which have further expanded as the Company pursues global business development opportunities and enters new markets.

All-in cost per gram of dry flower in the first quarter of 2021 was $0.13 per gram, an improvement from $0.15 in the year-ago period, due largely to lower operating costs in Colombia, partially offset by production costs associated with the ramp up of the Company’s early-stage operations in Portugal.

Gross profit in the first quarter of 2021 increased slightly to $2.2 million compared to the same period in 2020. Gross margin in the first quarter of 2021 was 64% compared to 74% for the same period in 2020. The decrease in gross margin, as anticipated, was driven by growth in the cannabinoid segment, where margins have yet to fully mature relative to the non-cannabinoid segment.

Operating expenses in the first quarter of 2021 decreased to $10.0 million compared to $11.3 million in the same period in 2020. The improvement was due to cost control measures established in 2020 and lower marketing and selling expenditures, partly offset by an increase in share-based compensation, insurance and professional fees related to being a public company.

Net loss was $13.8 million. Net loss (excluding $4.9 million loss on remeasurement of warrant liability) in the first quarter of 2021, improved to $8.9 million compared to $10.2 million. The improvement was driven by lower operating expenses during the quarter as a result of cost control measures initiated in the second quarter of 2020, partially offset by the aforementioned increase in public company expenses.

Adjusted EBITDA in the first quarter of 2021 improved to $(5.4) million compared to $(6.7) million for the same period in 2020. The improvement was primarily driven by the previously discussed improvement in gross profit and reductions in operating expenses.

Cash, cash equivalents and restricted cash was $69.2 million at March 31, 2021, compared to $79.5 million at December 31, 2020. This is primarily attributed to anticipated operating losses and capital investments in the quarter, partially offset by $1.4 million in warrant exercise proceeds and a $1.2 million Portuguese project financing.

2021 Outlook

Based on momentum achieved in the first quarter on expansion, execution on the revenue pipeline and cost containment measures, the Company is pleased to announce it is on track to achieve its 2021 plan and reiterates its previously disclosed 2021 full year guidance of $17 million to $20 million in revenue, gross margin of approximately 61%, and adjusted EBITDA in the range of $(24) million to $(26) million, inclusive of costs associated with being a public company, and capital expenditures of approximately $10 million.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2021.

Clever Leaves management will host the conference call, followed by a question and answer session.

Conference Call Date: May 17, 2021

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: 1-877-300-8521

International dial-in number: 1-412-317-6026

Conference ID: 10156553

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through May 24, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 10156553

About Clever Leaves Holdings Inc.

Clever Leaves is a multinational cannabis company with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves has created an effective distribution network and global footprint, with a foundation built upon capital efficiency and rapid growth. Clever Leaves aims to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community. Clever Leaves has received multiple international certifications that have enabled it to increase its export and sales capacity from its Colombian operations, including European Union Good Manufacturing Practices (EU GMP) Certification, a Good Manufacturing Practices (GMP) Certification by Colombia National Food and Drug Surveillance Institute - Invima, and Good Agricultural and Collecting Practices (GACP) Certification. Clever Leaves was granted a license in Portugal from Infarmed – the Portuguese health authority – which allows Clever Leaves to cultivate, import and export dry flower for medicinal and research purposes. In addition, the Portuguese operation was granted certification of compliance with GACP and IMC-GAP.

For more information, please visit https://cleverleaves.com/en/home/ and follow us on LinkedIn.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA. Adjusted EBITDA does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted EBITDA also excludes the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA to be a meaningful indicator of the performance of its core business. Adjusted EBITDA should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, see the relevant schedules provided with this press release. We have not reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2021 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals; (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions; (v) geopolitical events, natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as travel restrictions, disruptions to physical shipments such as outright bans on imported products, delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the company’s products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigations; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:

Cody Slach and Jackie Keshner

Gateway Investor Relations

+1949-574-3860

CLVR@gatewayir.com

Clever Leaves Press Contacts:

McKenna Miller

KCSA Strategic Communications

+1347-487-6197

mmiller@kcsa.com

Diana Sigüenza

Strategic Communications Director

+57310-236-8830

diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:

Andrew Miller

Vice President Sales - EMEA, North America, and Asia-Pacific

+1416-817-1336

andrew.miller@cleverleaves.com

Condensed Consolidated Balance Sheet

(In thousands of United States dollars)	March 31, 2021 (Unaudited)	December 31, 2020 (Audited)
Assets

Current
Cash	68,724	79,107
Restricted cash	451	353
Accounts receivable, net	1,737	1,676
Prepaids and advances	3,334	3,174
Other receivables	1,552	1,306
Inventories, net	11,555	10,190
Total Current Assets	87,353	95,806

Investments	1,542	1,553
Property, plant and equipment, net	27,336	25,680
Intangible assets, net	23,889	24,279
Goodwill	18,508	18,508
Other non-current assets	59	52
Total assets	158,687	165,878

Liabilities

Current
Accounts payable	3,430	4,429
Accrued expenses and other current liabilities	3,447	4,865
Warrant liability	23,912	19,061
Deferred revenue	218	870
Total current liabilities	31,007	29,225

Convertible notes	27,266	27,142
Loans and borrowings	7,924	6,701
Deferred revenue	1,782	1,167
Deferred tax liability	5,700	5,700
Other long-term liabilities	563	693
Total liabilities	74,242	70,628

Shareholders’ equity

Additional paid-in capital	167,224	164,264
Accumulated deficit	(82,779)	(69,014)
Total shareholders’ equity	84,445	95,250

Total liabilities and shareholders’ equity	158,687	165,878

Statement of Operations

	Three Months ended March 31, (Unaudited)
(In thousands of United States dollars, except for per share data)	2021	2020
Revenue	3,477	2,914

Cost of Sales	(1,246)	(753)
Gross Profit	2,231	2,161

Expenses
General and administrative	7,192	7,704
Share-based compensation	1,550	416
Sales and marketing	678	1,181
Goodwill impairment	-	1,682
Depreciation and amortization	579	352
Total expenses	9,999	11,335

Loss from operations	(7,768)	(9,174)

Other Expenses (Income), net
Interest expense, net	978	836
Loss on remeasurement of warrant liability	4,851	-
Loss on investments / equity investment share of loss	11	172
Foreign exchange loss	759	48
Loss on fair value of derivative instrument	-	13
Other (income) expenses, net	(602)	(57)
Total other expenses, net	5,997	1,012

Net Loss	(13,765)	(10,186)
Net loss attributable to non-controlling interest	-	(904)
Net loss attributable to Clever Leaves Holdings Inc. common shareholders	(13,765)	(9,282)

Net loss per share attributable to Clever Leaves Holdings Inc. common shareholders - basic and diluted	$(0.55)	$(1.23)

Weighted-average common shares outstanding - basic and diluted (in 000’s)	25,030	8,304

Consolidated Statements of Cash Flows

	Three months ended March 31, (unaudited)
(In thousands of United States dollars)	2021	2020
Operating Activities
Net loss	(13,765)	(10,186)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	795	352
Loss on remeasurement of warrant liability	4,851	-
Foreign exchange loss	759	61
Stock-based compensation expense	1,550	416
Goodwill impairment	-	1,682
Non-cash interest expense, net	430	836
Loss on investment	-	161
Loss on equity method investment, net	11	11
Loss on derivative instruments	-	13
Changes in operating assets and liabilities:
Increase in accounts receivable	(61)	(51)
(Increase) decrease in prepaid expenses	(160)	777
(Increase) decrease in other receivable	(253)	225
Increase in inventory	(1,365)	(1,117)
(Decrease) Increase in accounts payable and other current liabilities	(2,417)	461
Decrease in other non-current liabilities and other items	(1,002)	(862)
Net cash used in operating activities	(10,627)	(7,221)

Investing Activities
Purchase of property, plant and equipment	(2,216)	(1,655)
Net cash used in investing activities	(2,216)	(1,655)

Financing Activities
Proceeds from issuance of long term debt, net of issuance costs	-	16,966
Other borrowings	1,223	-
Proceeds from exercise of warrants	1,410	-
Net cash provided by financing activities	2,633	16,966
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(75)	(13)
(Decrease) increase in cash, cash equivalents & restricted cash	(10,285)	8,077

Cash, cash equivalents & restricted cash, beginning of period	79,460	13,198
Cash, cash equivalents & restricted cash, end of period	69,175	21,275

Adjusted EBITDA Reconciliation (Non-GAAP Measure)

	Three months ended
	March 31, (unaudited)
(In thousands of United States dollars)	2021	2020
Net Loss	(13,765)	(10,186)
Loss on remeasurement of warrant liability	4,851	-
Net Loss (Excluding loss on remeasurement of warrant liability)	(8,914)	(10,186)
Share-based compensation	1,550	416
Goodwill impairment	-	1,682
Depreciation & amortization	795	352
Interest expense, net	978	836
Loss on investments / equity investment share of loss	11	172
Foreign exchange loss	759	48
Loss on fair value of derivative instrument	-	13
Other (income) expenses, net	(602)	(57)
Adjusted EBITDA (Non-GAAP Measure)	(5,423)	(6,724)